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Exhibit 99.3

RES-CARE, INC.

OFFER TO EXCHANGE
10.75% SENIOR NOTES DUE 2019
FOR ANY AND ALL OF ITS
10.75% SENIOR NOTES DUE 2019

To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

        We are enclosing herewith an offer by Res-Care, Inc., a Kentucky corporation (the "Company"), to exchange its 10.75% Senior Notes due 2019 (the "Exchange Notes") for any and all of its outstanding 10.75% Senior Notes due 2019 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated April     , 2011 (the "Prospectus"), and related Letter of Transmittal (which together with the Prospectus constitutes the "Exchange Offer").

        The Exchange Offer provides a procedure for holders to tender the Outstanding Notes by means of guaranteed delivery.

        The Exchange Offer will expire at [5:00] p.m., New York City time, on                        , 2011, unless extended (the "Expiration Date"). Tendered Outstanding Notes may be withdrawn at any time before [5:00] p.m., New York City time, on the Expiration Date.

        Based on an interpretation by the staff of the Securities and Exchange Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. See the discussion in the Prospectus under "The Exchange Offer—Purpose and effect of the exchange offer."

        The Exchange Offer is not conditioned on any minimum principal amount of Outstanding Notes being tendered.

        Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Outstanding Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if any of the conditions described in the Prospectus under "The Exchange Offer—Terms of the exchange offer" and "The Exchange Offer—Conditions to the exchange offer" exist.

        The Company reserves the right not to accept tendered Outstanding Notes from any tendering holder if the Company determines, in its sole and absolute discretion, that such acceptance could result in a violation of applicable securities laws.

        For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     A Prospectus, dated April     , 2011.

        2.     A Letter of Transmittal for your use and for the information of your clients.

        3.     A printed form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        4.     A notice of guaranteed delivery.

 WE URGE YOU TO CONTACT YOUR
CLIENTS AS PROMPTLY AS POSSIBLE.

        Wells Fargo Bank, National Association has been appointed as exchange agent (the "Exchange Agent") for the Exchange Offer. Requests for additional copies of the enclosed materials with respect to the Exchange Offer may be directed to the Exchange Agent at the following telephone number: (800) 344-5128.

Very truly yours, Res-Care, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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RES-CARE, INC. OFFER TO EXCHANGE 10.75% SENIOR NOTES DUE 2019 FOR ANY AND ALL OF ITS 10.75% SENIOR NOTES DUE 2019
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.